Exhibit 99.1

Presidential Life Corporation Announces Purchase of Shell Insurance Company

Nyack, N.Y. (July 6, 2012) — On July 3, 2012, pursuant to a  Stock Purchase Agreement dated February 23, 2012 as amended on July 3, 2012 with GALAC Holding Company, the Seller and an affiliate of the American Financial Group, Inc., Presidential Life Corporation (the “Company”) (NASDAQ: PLFE) completed the purchase of Great American Life Assurance Company (“GALAC”), an Ohio domiciled insurance company with approximately $5.60 million in statutory capital and surplus, for cash of $7.04 million.  Upon purchase, GALAC’s statutory capital and surplus principally consists of cash, short-term investments, and bonds with minimal liabilities as policyholder obligations related to in-force contracts are fully reinsured.  The purchase price is subject to adjustment for the differential between final statutory capital and surplus at June 30, 2012 and $5.60 million.  GALAC maintains licenses to write life and annuity business in 38 states plus the District of Columbia. The Company is obtaining the aforesaid licenses and statutory capital and surplus as part of this transaction.

About Presidential Life

Presidential Life Corporation, through its wholly owned subsidiary Presidential Life Insurance Company, is a provider of fixed deferred and immediate annuities, life insurance and accident & health insurance products to financial service professionals and their clients. Headquartered in Nyack, New York, the Company was founded in 1969 and markets its products in 50 states and the District of Columbia. For more information, visit our website www.presidentiallife.com.

Contacts

Presidential Life Corporation	Presidential Life Corporation
Donald Barnes	P.B. (Pete) Pheffer
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer
(845) 358-2300 ext. 250	(845) 358-2300 ext. 205